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                                                                      Exhibit 10


                          Arrangement with Executive

     In December 1996, the registrant entered into an incentive arrangement with Lawrence H. Tveten ("Executive") in connection with pending negotiations to sell registrant's Marine Systems Group (the "Sale Transaction"), of which Executive was the Group Vice President. In consideration for Executive's agreement to, among other things, maximize the value to registrant of the Sale Transaction, the registrant agreed to pay Executive an amount equal to one percent of the amount by which the purchase price paid by the buyer in the Sale Transaction exceeds $140,000,000. In February 1997, the registrant entered into a revised incentive arrangement with Executive providing that, although the Asset Purchase Agreement with Hughes Aircraft Company provides for a purchase price of $141,000,000, inasmuch as the Agreement also provides for a post-closing adjustment to the purchase price, and certain assets of the Marine Systems Group were not included in those to be conveyed to the purchaser, the registrant will also pay the Executive one percent of (a) any amount by which the purchase price exceeds $141,000,000, after applying the post-closing adjustment, and (b) the amount received by registrant in respect of certain accounts receivable not included in the assets conveyed to the purchaser, which accounts receivable were recorded on the registrant's books at approximately $10,800,000 at the time of the sale.